PRESS RELEASE

Contact:

Joel A. Fernandes

Threshold Pharmaceuticals, Inc.
ir@thresholdpharm.com

Threshold Pharmaceuticals Reports FIRST Quarter 2012 Financial AND OPERATIONAL Results

SOUTH SAN FRANCISCO, CA – May 3, 2012 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the first quarter ended March 31, 2012. Revenue for the first quarter March 31, 2012 was $0.3 million. The operating loss for the first quarter ended March 31, 2012 was $7.1 million. The net loss for the first quarter ended March 31, 2012 was $115.5 million, which included the operating loss of $7.1 million and non-cash expense of $108.4 million related to the changes in fair value of the Company’s outstanding and exercised warrants and was classified as other income (expense). As of March 31, 2012, Threshold had $49.7 million in cash, cash equivalents and marketable securities, with no debt outstanding.

Threshold recognized revenue of $0.3 million in the first quarter of 2012, related to a $25 million upfront payment and $32.5 million in milestone payments earned during the quarter, including a $20 million milestone payment for positive results from the randomized Phase 2 trial in pancreatic cancer, as part of the global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302. The Merck agreement became effective on March 12, 2012. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone is earned or received. The Company received $21 million of the upfront payment during the first quarter ended March 31, 2012, and received the remaining $4 million subsequent to March 31, 2012. The $20 million milestone payment was received subsequent to March 31, 2012 and the $12.5 million milestone payment will be paid at the end of 2012. Threshold could receive an additional $22.5 million in potential milestone payments that are independent of continued development of TH-302 in pancreatic cancer, in 2012.

The net loss for the first quarter of 2012 was $115.5 million compared to $8.3 million for the first quarter of 2011. Included in the net loss for the first quarter of 2012 was a non-cash expense of $108.4 million compared to a non-cash expense of $0.9 million in the first quarter of 2011. The non-cash expense is related to the increase in fair value of the Company’s outstanding and exercised warrants and was classified as other income (expense). Operating loss for the first quarter of 2012 was $7.1 million compared to $7.4 million for the first quarter of 2011. Research and development expenses were $5.7 million for the first quarter of 2012, compared to $6.1 million for the first quarter of 2011. The decrease in research and development expenses are primarily related to the $1.1 million reimbursement credit obtained as part of Merck’s 70% share of total TH-302 development funding under the Merck collaboration. General and administrative expenses were $1.7 million for the first quarter of 2012 versus $1.3 million for the first quarter of 2011. The increase in general and administrative expenses was due to an increase in legal and consulting expenses. Non-cash stock-based compensation expense was $0.4 million for the first quarter of 2012 versus $0.2 million for the first quarter of 2011. The increase in stock-based compensation expense is due to the amortization of a greater number of options.

170 Harbor Way, Suite 300, South San Francisco, CA 94080

For the quarter ended March 31, 2012, the Company’s operating cash requirements were $8.8 million. During the quarter ended March 31, 2012, the Company sold an aggregate of approximately 2 million shares of common stock under an at market issuance sales facility for net proceeds of $12.3 million, and the Company received approximately $4.6 million from the exercise of warrants to purchase approximately 3 million shares of common stock. As of March 31, 2012, Threshold had $49.7 million in cash, cash equivalents and marketable securities. The Company believes its cash, cash equivalents and marketable securities to be sufficient to fund the Company’s projected operating requirements for at least the next twelve months based upon current operating plans, milestone payment forecasts and spending assumptions.

Clinical Development Update

The Company is evaluating TH-302, the Company's hypoxia-targeted drug, in various solid tumors and hematologic malignancies. The Company has several ongoing clinical trials of TH-302, including the most advanced"406 trial", a pivotal Phase 3, randomized controlled trial in combination with doxorubicin in patients with metastatic or locally advanced unresectable soft tissue sarcoma. The "407 trial" is a Phase 1 monotherapy trial in patients with advanced leukemias. The “408 trial” is a Phase 1/2 trial exploring TH-302 monotherapy and in combination with bortezomib in patients with multiple myeloma. The “410 trial” is a Phase 1/2 trial in combination with sunitinib in patients with renal cell carcinoma, gastrointestinal stromal tumors or pancreatic neuroendocrine tumors. To date, across all clinical trials, TH-302 has been administered to more than 600 patients with cancer.

Key accomplishments during the quarter were as follows:

•	Announced positive Phase 2 progression-free survival results of TH-302 from the “404 trial” in patients with first-line advanced pancreatic cancer
•	Announced a global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302
•	Acceptance of the “404 trial” results for a late-breaking oral presentation on April 2, 2012, at the AACR (American Association for Cancer Research) Annual Meeting in Chicago
•	Dosed the first patient in the “408 trial”
•	Receipt of US and EU orphan drug designation for TH-302 in soft tissue sarcoma
•	Appointment of Tillman Pearce, MD, as Chief Medical Officer

Key Milestones

The Company currently anticipates the following key clinical milestones for TH-302:

•	Report updated top-line results from the "407 trial" in 2012
•	Report overall survival results and updated top-line efficacy analysis from the “404 trial” in the second half of 2012
•	Report top-line results by year end 2012 from the “408 trial” and the “410 trial”
•	Provide an update in the beginning of 2013 on the interim PFS futility analysis for the “406 trial”

170 Harbor Way, Suite 300, South San Francisco, CA 94080

About TH-302

TH-302 is a hypoxia-targeted drug that was designed to be activated under extreme hypoxic conditions, a hallmark of many cancer indications. Areas of low oxygen levels (hypoxia) within tissues are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

TH-302 has been investigated in over 600 patients in Phase 1/2 clinical trials in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma. In February 2012, Threshold signed a global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, Threshold is building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit www.thresholdpharm.com.

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold's product candidates, anticipated milestones, clinical trials and anticipated results and announcements, potential therapeutic uses and benefits of TH-302 and financial results, estimates, projections and requirements, including anticipated and potential payments from Merck KGaA. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities Exchange Commission on May 3, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

170 Harbor Way, Suite 300, South San Francisco, CA 94080

THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$252	$—

Operating expenses
Research and development	5,687	6,097
General and administrative	1,708	1,297
Total Operating Expenses	7,395	7,394

Loss from operations	(7,143)	(7,394)

Interest income (expense), net	1	3
Other Income (expense), net (1)	(108,391)	(939)
Net Loss	(115,533)	(8,330)

Net loss per common share-basic and diluted	$(2.30)	$(0.23)

Weighted-average shares used in computing basic and diluted net loss per common share	50,326	36,445

1) Non-cash expense related to the change in fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

THRESHOLD PHARMACEUTICALS, INC
CONDENSED CONSOLIDATED BALANCE
(in thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities	$49,731	$20,290
Collaboration Receivable	37,540	-
Prepaid expenses and other current assets	767	254
Property and equipment, net	617	543
Other assets	1,059	1,349
Total assets	$89,714	$22,436
Liabilities and stockholders' equity
Total current liabilities (2)	$15,214	$8,591
Deferred Revenue	50,060	-
Long-term liabilities (3)	101,887	9,362
Stockholders' equity	(77,447)	4,483
Total liabilities and stockholders' equity	$89,714	$22,436

(1) Derived from audited financial statements

(2) Amount includes current portion of deferred revenue of $7.2M as of March 31, 2012

(3) Includes as of March 31, 2012 and December 31, 2011, $101.6 million and $9.2 million of warrant liability, respectively.